Exhibit 10.14

THIS DEBENTURE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY STATE SECURITIES LAWS (THE “ACTS”) AND MAY NOT BE SOLD OR OTHERWISE TRANSFERRED EXCEPT (1) IN ACCORDANCE WITH THE TERMS OF THIS DEBENTURE AND (2) PURSUANT TO A REGISTRATION STATEMENT EFFECTIVE UNDER THE ACTS OR AN OPINION OF COUNSEL SATISFACTORY TO THE MAKER THAT THE TRANSFER OF THIS DEBENTURE IS EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE ACTS.

THE INDEBTEDNESS, LIABILITIES AND OBLIGATIONS EVIDENCED HEREBY ARE SUBORDINATED TO THE PRIOR PAYMENT IN FULL OF THE SENIOR SECURED DEBT PURSUANT TO, AND TO THE EXTENT PROVIDED IN, THE SUBSCRIPTION DOCUMENTS AND THIS CONVERTIBLE DEBENTURE.

SENIOR SUBORDINATED CONVERTIBLE DEBENTURE

U.S. $	, 2011

FOR VALUE RECEIVED, Rice Drilling B LLC, a Delaware limited liability company (the “Company”), promises to pay to                 (the “Holder”), at the address of the Holder set forth in Section 10 or such other address designated by the Holder pursuant to Section 10, the principal amount of $        (the “Principal Amount”) together with interest at an annual rate of 12% (based on a 360 day year) upon the terms and conditions specified below.

1. Offering. This Senior Subordinated Convertible Debenture (this “Convertible Debenture”) is being issued as part of an offering by the Company of $40,000,000 of 12% Senior Subordinated Convertible Debentures due 2014 (the “Offering”) as described in detail in that certain Confidential Offering Memorandum from the Company dated as of June 22, 2011, as supplemented from time to time by the Company (the “Offering Memorandum”), and is the Debenture for which the Holder subscribed in the Subscription Documents referred to in the Offering Memorandum (the “Subscription Documents”). Any references to “this Convertible Debenture” refers solely to this document, and any reference to “the Debentures” in this Convertible Debenture refers to all of the Debentures issued in connection with the Offering described in the Offering Memorandum. Any capitalized, but undefined terms, in this Convertible Debenture shall have the meanings assigned to such terms in the Subscription Agreement.

2. Repayment. The Principal Amount, together with all accrued and unpaid interest hereon, shall be payable in full in immediately available funds on July 31, 2014 (the “Maturity Date”).

3. Rate of Interest. Interest on this Convertible Debenture shall accrue at the rate of 12% per annum (based on a 360 day year) and shall accrue daily commencing on the issuance date of this Convertible Debenture until payment in full of the principal sum, together with all accrued and unpaid interest and other amounts that may become due hereunder. The Company shall pay interest in arrears on a monthly basis on or before the fifteenth (15th) day of the following calendar month (each, a “Payment Date”), by check to the registered address of the

Holder under Section 10. In the event that this Convertible Debenture was issued on a date other than the first day of the month, the Company will pay on the applicable payment date the pro rata amount of interest accrued on this Convertible Debenture for the actual number of days during such month that this Convertible Debenture was outstanding. In the event that Holder would be entitled to receive payment of the Principal Amount hereunder (whether upon maturity or by acceleration) but such payment is prohibited as a result of the subordination provisions of Section 4 of this Note (a “Payment Blockage”), then the rate of interest shall increase as of the first day of the Payment Blockage to 16% per annum (based on a 360-day year), and such increased rate shall remain in effect until this Debenture is paid in full.

4. Subordination to Senior Secured Debt.

(a) The Company has entered into a Credit Agreement with the Senior Lenders (as defined below) dated as of October 26, 2010 (as has been and may hereafter be renewed, extended, amended, modified or restated from time to time, the “Senior Credit Agreement”) pursuant to which the Senior Lenders have loaned, and will continue to loan, amounts to the Company from time to time, as further described in the Offering Memorandum. Pursuant to Section 10 of the Subscription Agreement the Holder has agreed to be bound by all of the provisions, obligations, covenants and agreements set forth in this Section 4, and to take, or refrain from taking, to waive, consent to or otherwise agree to comply with the provisions relating to Subordinate Lender in this Section 4.

(b) The capitalized terms used in this Section 4 shall have the following definitions:

“Collateral” means any and all property, rights or interests pledged as security for the Senior Secured Debt.

“Derivative Contracts” means all future contracts, forward contracts, swap, cap or collar contracts, option contracts, hedging contracts or other derivative contracts or similar agreements covering oil and gas commodities or prices or financial, monetary or interest rate instruments.

“Lien Enforcement Action” means any action, whether legal, equitable, judicial, non-judicial, or otherwise, to enforce any assignment, lien, security interest, or other encumbrance now or in the future securing all or any indebtedness or other obligations, including, without limitation, exercise of any assignments of production or the right to receive proceeds thereof, division orders or letters in lieu of division orders, any offset, repossession, foreclosure, public sale, private sale, or retention of all or any part of an asset for any indebtedness or other obligations.

“Senior Lenders” means the Senior Secured Debt Representative, Wells Fargo Bank, National Association, a national banking association and any other holders of the Senior Secured Debt.

“Senior Loan Documents” means the Senior Credit Agreement and the other loan documents entered into in connection with the Senior Credit Agreement (as may be amended or modified from time to time).

“Senior Note” means the note from the Company to the Senior Lenders (as may be supplemented, amended, modified, restated, or assigned and all other notes given in substitution therefor or in modification, renewal, extension, or restatement thereof in whole or in part).

“Senior Secured Debt” means all indebtedness, liabilities, and obligations of every kind or nature, absolute or contingent, now existing or hereafter arising, of Company owed to Senior Lenders under the Senior Note and/or other Senior Loan Documents, including, without limitation, obligations owed to the Senior Lenders arising pursuant to Derivative Contracts and the obligation to grant a net profits interest in certain oil and gas properties of the Company, but excluding any obligations of the Company (or its subsidiaries) to indemnify the Senior Lender that may continue under the Senior Loan Documents after all indebtedness and monetary obligations under the Senior Note and/or other Senior Loan Documents have been paid in full.

“Senior Secured Debt Event of Default” means any “Event of Default” as defined in the Senior Credit Agreement.

“Senior Secured Debt Unmatured Event of Default” means any “Unmatured Event of Default” as defined in the Senior Credit Agreement.

“Senior Secured Debt Representative” means Wells Fargo Energy Capital, Inc., a Texas corporation.

“Subordinate Debt” means all indebtedness and other obligations now and from time to time hereafter of Company owed to the holders of the Debentures.

“Subordinate Lender” means the Holder and his representatives, successors, heirs and assigns.

“Subordinate Loan Documents” means the Debentures and the Subscription Documents, as may be amended from time to time.

(c) The Subordinate Debt is and shall be subordinate and junior in right of payment, to the extent and in the manner hereinafter set forth, to the prior indefeasible payment in full of all Senior Secured Debt. Except as and to the extent provided below, the Holder will not ask, demand, sue for, take, or receive from the Company, by set-off or in any other manner, direct or indirect payment (whether in cash or property) of the whole or any part of the Subordinate Debt, or any transfer of any property in payment of or as security therefor, unless and until Senior Lenders have no further commitment to extend any credit to Company pursuant to the terms of the Senior Credit Agreement or the other Senior Loan Documents, any Derivative Contracts with Senior Lenders or any one of them have terminated and all Senior Secured Debt has been indefeasibly paid in full. Notwithstanding the other provisions of this Convertible Debenture, Subordinated Lender shall be entitled to receive, and shall not be obligated to turn over, any payment, distribution, property, instrument, security or other consideration in any action or proceeding if, as a result thereof, the Subordinate Debt would have received less, on a proportionate basis, than general unsecured claims thereunder. By executing the Subscription Documents, the Subordinate Lender has waived any requirement of notice of and has consented to the Senior Secured Debt or Senior Loan Documents as may be required by the Subordinate Loan Documents or otherwise.

(d) In the event of any distribution, division, or application, partial or complete, voluntary or involuntary, by operation of law or otherwise, of all or any part of the assets of Company or the proceeds thereof (including any assets now or hereafter securing any Subordinate Debt) to creditors of Company or upon any indebtedness of Company, as a result of the liquidation, dissolution, or other winding up, partial or complete, of Company, or as a result of any receivership, insolvency, or bankruptcy proceeding, or assignment for the benefit of creditors or marshaling of assets, or as a result of any proceeding by or against Company for any relief under any bankruptcy or insolvency law or laws relating to the relief of debtors, readjustment of indebtedness, arrangements, reorganizations, compositions, or extensions, or as a result of the sale of all or substantially all of the assets of Company, then in such event:

(i) Senior Lenders shall be entitled to receive payment in full of all Senior Secured Debt before Subordinate Lender shall be entitled to receive any payment or other distributions on, or with respect to, the Subordinate Debt;

(ii) Any payment or distribution of any kind or character, whether in cash, securities, or other property, which but for these provisions would be payable or deliverable upon or with respect to the Subordinate Debt, shall instead be paid or delivered directly to Senior Secured Debt Representative for application on the Senior Secured Debt, whether then due or not due, until the Senior Secured Debt shall have first been fully and indefeasibly paid in full, Seniors Lenders shall have no further commitment to extend any credit to Company and any Derivative Contracts with Senior Lenders or any one of them have terminated;

(iii) By executing and delivering the Subscription Documents, the Subordinate Lender has agreed to duly and promptly take such action as may reasonably be requested by Senior Secured Debt Representative to assist in the collection of the Subordinate Debt for the account of any holder of the Senior Secured Debt, including, without limitation, the filing of appropriate proofs of claim with respect to the Subordinate Debt;

(iv) By executing and delivering the Subscription Documents, the Subordinate Lender has authorized Senior Secured Debt Representative as its attorney-in-fact to prove the Subordinate Debt in any bankruptcy, reorganization, readjustment of debt, dissolution, receivership, liquidation, or insolvency law or statute now or hereafter in effect in any jurisdiction. Should any direct or indirect payment be made to Subordinate Lender upon or with respect to the Subordinate Debt prior to the payment in full of the Senior Secured Debt as provided herein, by executing and delivering the Subscription Documents, the Subordinate Lender has agreed to forthwith deliver the same to Senior Secured Debt Representative in precisely the form received (except for the endorsement or assignment by Subordinate Lender where necessary) for application on the Senior Secured Debt, whether then due or not due. Until so delivered, the payment or distribution shall be held in trust by Subordinate Lender as property of the holders of the Senior Secured Debt. By executing and delivering the Subscription Documents, the Subordinate Lender has irrevocably authorized the Senior Secured Debt Representative and each of its officers and employees to make any such endorsement or assignment in the event of failure of Subordinate Lender to make any such endorsement or assignment.;

(v) Notwithstanding anything to the contrary herein, Subordinate Lender shall be permitted to receive and retain in replacement or satisfaction of (in whole or in part) the Subordinated Debt, to the extent provided for by a plan of reorganization, equity securities or debt securities that are subordinated to at least the same extent as the Subordinate Debt; and

(vi) By executing and delivering the Subscription Documents, the Subordinate Lender has agreed not to vote its claims or interests in any such proceeding (including voting for confirmation of any plans of reorganization) that would not give full effect to this Section 4.

(e) By executing and delivering the Subscription Documents, the Subordinate Lender has agreed that it shall not receive or accept any payment from Company with respect to the Subordinate Debt unless such payments are approved in writing by Senior Secured Debt Representative; provided, so long as no Senior Secured Debt Event of Default has occurred and is continuing, then Company may pay and Subordinate Lender may accept (without turning over to the Senior Secured Debt Representative) regularly scheduled interest payments accruing on the principal outstanding under the Subordinate Note. In the event Subordinate Lender receives any payment on the Subordinate Debt in violation of the foregoing, Subordinate Lender has agreed to hold any such payment in trust for Senior Lenders and forthwith turn it over to Senior Secured Debt Representative, in precisely the form received (except for the endorsement or assignment by Subordinate Lender where necessary), for application on the Senior Secured Debt, whether then due or not due. In the event of failure of Subordinate Lender to make any such endorsement or assignment, Senior Secured Debt Representative and each of its officers and employees have been irrevocably authorized to make the same by the Subordinate Lender.

(f) By executing and delivering the Subscription Documents, the Subordinate Lender has agreed that it shall be prohibited from taking any Lien Enforcement Action towards the collection of the Subordinate Debt or the payment of any other amounts in respect of the Subordinate Debt including, without limitation: (i) accelerating the maturity of the Subordinate Debt even if permitted by the terms of the Debentures, (ii) suing for payment of the Subordinate Debt (including, without limitation, the commencement or joining with any other creditors of Company in the commencement of any bankruptcy, reorganization, receivership, or insolvency proceeding against Company, except as provided below), (iii) contesting, in any manner, or bringing (or voluntarily joining in) any action or proceeding for the purpose of contesting the creation, legality, validity, perfection, enforceability, or priority of or seeking to avoid, any Lien granted to Senior Lenders or Senior Secured Debt Representative in the Collateral, (iv) exercising any right of set-off for the collection of any amounts due in respect of the Subordinate Debt, or (v) commencing or prosecuting a Lien Enforcement Action. Any Lien Enforcement Action taken by Subordinate Lender shall be expressly undertaken, prosecuted, settled, compromised, or otherwise effected at all times subject to the senior and prior rights of Senior Lenders and Senior Secured Debt Representative in and to any such Collateral, and all such Collateral or proceeds thereof, or rights obtained with respect thereto, shall be subject to the senior and prior rights of Senior Lenders and Senior Secured Debt Representative. Notwithstanding anything in this Section 4 to the contrary, the Subordinate Lender may (i) if the Senior Secured Debt shall have become due and payable, whether at maturity, by acceleration or otherwise, accelerate the maturity of the Subordinate Debt, (ii) accrue interest at the default rate of interest as set forth and pursuant to the terms of the Debenture, (iii) subject to the provisions of this Section 4, file proofs of claim to the extent necessary to protect that status of Subordinate Lender’s claims, and (iv) if a Lien Enforcement Action has been commenced by Senior Lenders or Senior Secured Debt Representative with respect to any asset, undertake Lien Enforcement Action with respect to the same asset, subject to the senior and prior rights of Senior Lenders and Senior Secured Debt Representative. During any period that Lien Enforcement Action towards the collection of the Subordinate Debt is permitted, such action may not be undertaken against any asset unless it is undertaken on a coordinated and contemporaneous basis with action undertaken on the Senior Secured Debt. In no event may a lien on any asset securing the Subordinate Debt be foreclosed upon prior to a lien on the same asset securing the Senior Secured Debt being foreclosed upon.

(g) Until Senior Lender has no further commitments to lend to Company and the Senior Secured Debt shall have been indefeasibly paid in full, Subordinate Lender may not, without the prior written consent of Senior Secured Debt Representative, commence, or join with any other person or entity in commencing, any proceeding against any person or entity with respect to the Subordinate Debt under any bankruptcy, reorganization, readjustment of debt, dissolution, receivership, liquidation, or insolvency law or statute now or hereafter in effect in any jurisdiction.

(h) The subordination effected by these provisions is a continuing subordination and may not be modified or terminated by Subordinate Lender or any other holder of any Subordinate Debt until Senior Lenders have no further commitments to lend to Company, any Derivative Contracts with Senior Lenders or any one of them have terminated and all of the Senior Secured Debt shall have been indefeasibly paid in full. At any time and from time to time, without consent of or notice to Subordinate Lender or any other holder of Subordinate Debt:

(i) Senior Lenders and/or Senior Secured Debt Representative may exercise or refrain from exercising any rights under the Senior Loan Documents, or any other agreement, instrument, or document relating to the Senior Secured Debt;

(ii) The maturity of the Senior Secured Debt may be accelerated and any Collateral security therefor or any other rights of Senior Lenders and/or Senior Secured Debt Representative may be exchanged, sold, surrendered, released, or otherwise dealt with, in accordance with the terms of any present or future agreement with Company and any other agreement of subordination (and the debt covered thereby) may be surrendered, released, or discharged; and

(iii) Any person or entity liable in any manner for payment of any Senior Secured Debt may be released by holders of Senior Secured Debt.

(i) By executing and delivering the Subscription Documents, Subordinate Lender waived and agreed not to assert: (a) any right, now or hereafter existing, to require Senior Lenders and/or Senior Secured Debt Representative to proceed against or exhaust any Collateral at any time securing the Senior Secured Debt, or to marshal any assets in favor of Subordinate Lender or any other holder of Subordinate Debt or to receive notice that Senior Lenders and/or Senior Secured Debt Representative have elected to, or are pursuing, remedies against the Collateral; and (b) any notice of the incurrence of Senior Secured Debt, it being understood that Senior Lenders and/or Senior Secured Debt Representative may, in reliance upon these subordination provisions, make advances under the Senior Loan Documents, or any other agreement, document, or instrument now or hereafter relating to the Senior Secured Debt, without notice to or authorization of Subordinate Lender.

(j) Any lien, security interest, encumbrance, charge, or claim of Subordinate Lender on any assets or property of Company or any proceeds or revenues therefrom which Subordinate Lender may have at any time as security for any Subordinate Debt shall be, and hereby is, subordinated to all liens, security interests, or encumbrances now or hereafter granted by Company to Senior Lenders and/or Senior Secured Debt Representative, notwithstanding the date or order of attachment or perfection of any such lien, security interest, encumbrance, or claim or charge or the provision of any applicable law. By executing and delivering the Subscription Documents, the Subordinate Lender agreed not to assert or seek to enforce against Company any interest of Subordinate Lender in any and all Collateral for the Subordinate Debt except as set forth in this Section 4 and that Senior Lenders and/or Senior Secured Debt Representative may dispose of any or all of the Collateral for the Senior Secured Debt free of any and all security interests and liens, including, but not limited to, security interests and liens created in favor of Subordinate Lender through judicial or nonjudicial proceedings, in accordance with applicable law, including taking title, after notice to Subordinate Lender. By executing and delivering the Subscription Documents, the Subordinate Lender agreed that any such sale or other disposition in accordance with applicable law by Senior Lenders and/or Senior Secured Debt Representative of so much of the Collateral for the Senior Secured Debt as is necessary to satisfy in full all of the principal of, interest on and costs of collection of the Senior Secured Debt shall be made free and clear of any security interest and liens granted to the holder of the Subordinate Debt provided the entire proceeds (after deducting expenses of sale) are applied in reduction of the Senior Secured Debt. Subordinate Lender retains all of its rights as a junior secured creditor with respect to the surplus, if any, arising from any such disposition of the Collateral following indefeasible payment in full of the Senior Secured Debt.

(k) By executing and delivering the Subscription Documents, the Subordinate Lender waived all rights of subrogation with respect to the rights of Senior Lenders and/or Senior Secured Debt Representative to receive payments or distributions and with respect to any rights to any Collateral for the Senior Secured Debt until Senior Lenders have no further commitments to extend credit to Company and the Senior Secured Debt shall have been indefeasibly paid in full.

(l) No right of any holder of Senior Secured Debt to enforce the subordination of the Subordinate Debt as set forth in this Section 4 shall be impaired by any act or failure to act by the Company or by its failure to comply with these provisions.

(m) All rights and interests of Senior Lenders and/or Senior Secured Debt Representative hereunder, and all agreements and obligations of Subordinate Lender hereunder shall remain in full force and effect irrespective of:

(i) any lack of validity or enforceability of the Senior Credit Agreement or any other Senior Loan Document;

(ii) the consent of Subordinate Lender to any change in the time, manner or place of payment of, or in any other term of, all or any of the Senior Secured Debt, or any other amendment or waiver of or any consent to departure from the Senior Credit Agreement or any other Senior Loan Document;

(iii) any exchange, release or non-perfection of any Collateral, or any release or amendment or waiver of or consent to departure from any guaranty, for all or any of the Senior Secured Debt;

(iv) any failure, omission, delay or lack on the part of Senior Lenders and/or Senior Secured Debt Representative to enforce, assert or exercise any right, power or remedy conferred on any of them in any of the Senior Loan Documents or this Agreement or the inability of Senior Lenders and/or Senior Secured Debt Representative to enforce any provision of the Senior Loan Documents or this Agreement;

(v) the failure of Senior Lenders and/or Senior Secured Debt Representative to give notice to Subordinate Lender of an Senior Secured Debt Event of Default, an Senior Secured Debt Unmatured Event of Default or of any act or omission of the Company in regard to the Senior Loan Documents; or

(vi) any other circumstance which might otherwise constitute a defense available to, or a discharge of, the Company in respect of the Senior Secured Debt or Subordinate Lender in respect of this Agreement.

(n) These provisions shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Senior Secured Debt is rescinded or must otherwise be returned by Senior Lenders and/or Senior Secured Debt Representative upon the insolvency, bankruptcy or reorganization of the Company or otherwise, all as though such payment had not been made.

(o) No failure on the part of Senior Lenders and/or Senior Secured Debt Representative to exercise, no delay in exercising, and no course of dealing with respect to any right or remedy hereunder will operate as a waiver thereof; nor will any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right or remedy.

(p) By executing and delivering the Subscription Documents, Subordinate Lender covenanted and agreed hereto, and the Company covenants and agrees not to modify or amend, or to permit the modification or amendment of, any of the Subordinate Loan Documents without the prior written consent of Senior Secured Debt Representative; provided, that Senior

Secured Debt Representative shall not unreasonably withhold its consent to any such other modification or amendment of any of the Subordinate Loan Documents if such modification or amendment: (i) would be made at a time when no Senior Secured Debt Unmatured Event of Default or Senior Secured Debt Event of Default has occurred and is continuing or would occur as the result of such modification or amendment, and (ii) would not adversely affect the position of Senior Lenders or Senior Secured Debt Representative with respect to either the subordination provisions of this Section 10 of this Subscription Agreement or have a material adverse effect on the rights or interests of Senior Lenders or Senior Secured Debt Representative.

(q) Senior Lenders and Senior Secured Debt Representative may modify or amend any of the Senior Loan Documents without the prior written consent of Subordinate Lender without impairing or releasing any of the Senior Lenders’ or Senior Secured Debt Representative’s rights or any obligations of Subordinate Lender under this Section 4 of this Debenture or Section 10 of the Subscription Agreement.

(r) Without in any way limiting any restrictions on the transfer of the Subordinate Debt pursuant to the terms of this Convertible Debenture, the provisions of this Section 4, shall be binding upon the Company, and by executing and delivering the Subscription Documents, the Subordinate Lender, and their respective heirs, personal representatives, successors, and assigns.

(s) The Company and, by executing and delivering the Subscription Documents, the Subordinate Lender understand, acknowledge and agree that Senior Lenders and the Senior Secured Debt Representative are relying on the provisions of this Section 4, are third party beneficiaries of the provisions of this Section 4 and have standing to sue or take any other legal, equitable, judicial or non-judicial action to enforce the provisions of this Section 4. Further, the provisions of this Section 4 shall inure to the benefit of the respective heirs, personal representatives, successors, and assigns of the Senior Lenders and the Senior Secured Debt Representative.

(t) Nothing in this Section 4 shall be construed to restrict Holder’s right to convert this Note pursuant to Section 8 hereof.

5. Defaults and Remedies.

(a) The occurrence of any one or more of the following events shall be deemed to be an “Event of Default”:

(i) the failure of the Company to pay when due the Principal Amount;

(ii) the failure of the Company to pay when due any interest and such failure continues without cure for 5 days after the due date;

(iii) the insolvency of the Company or any of its subsidiaries, the commission by the Company of an act of bankruptcy, the making by the Company or any of its subsidiaries of a general assignment for the benefit of creditors or a proceeding shall have been instituted against the Company or any of its subsidiaries seeking a declaration or order for relief, or entailing a finding that Company or any of its subsidiaries is insolvent or bankrupt, or seeking reorganization, liquidation, dissolution, winding-up, charter revocation or other similar relief with respect to the Company or any of its subsidiaries or any of their properties, assets or debts, or seeking the appointment of a receiver, trustee, custodian, liquidator, sequestrator or similar official for the Company or any of its properties or assets, and such proceeding shall result in the making, entry or grant of any such declaration, order, finding, relief or appointment (each such event set forth in this clause (iii), a “Bankruptcy Event”);

(iv) the Company shall default in the performance or observance of any other material covenant, agreement or duty under this Convertible Debenture and such default shall have continued for a period of thirty days after knowledge thereof by the Company; provided, that if the Company breaches its obligations under Section 9(d), the Company shall have the right to cure such breach in the time period provided in Section 9(d); or

(v) an Event of Default occurs under the Senior Loan Documents and is not cured within 30 days after notice to the Company;

(vi) an Event of Default occurs under any of the other Debentures or any event of default shall have occurred under any other material Indebtedness of the Company and such default under any other material Indebtedness shall have continued for a period of 30 days after the knowledge thereof by the Company; or

(vii) the failure of the Company to deliver the Compliance Certificate required by Section 14 of this Convertible Debenture and such failure continues without cure for thirty (30) days after receipt of notice from the Investor Representative.

(b) If an Event of Default occurs and is continuing, the Company will promptly notify the Holder and the Investor Representative.

(c) Upon the occurrence of an Event of Default, with the consent of the holders of more than 25% in aggregate principal amount of the outstanding Debentures, the Investor Representative may declare the principal of and accrued but unpaid interest, if any, on all the Debentures to be due and payable. Upon such a declaration, such principal and interest, if any, shall be due and payable immediately. If a Bankruptcy Event occurs, the Principal Amount and interest on all the Debentures will ipso facto become and be immediately due and payable without any declaration or other act on the part of the Investor Representative or any holders of the Debentures. The holders of more than 25% in aggregate principal amount of the outstanding Debentures by notice to the Investor Representative may rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of acceleration. No such rescission shall affect any subsequent default or impair any right consequent thereto.

(d) Notwithstanding the provisions in Section 5(c) above, unless permitted in writing by the Senior Debt Representative or otherwise permitted pursuant to Section 4, the Investor Representative and the holders of the Debentures shall be prohibited from taking any Lien Enforcement Action (as defined in Section 4).

(e) If an Event of Default occurs and is continuing, subject to the provisions of Section 4, the Investor Representative may pursue any available remedy to collect the payment the Principal Amount of or interest on the Debentures or to enforce the performance of any provision of the Debentures. The Investor Representative may maintain a proceeding even if it does not possess any of the Debentures or does not produce any of them in the proceeding. A delay or omission by the Investor Representative in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. No remedy is exclusive of any other remedy. All available remedies are, to the extent permitted by law, cumulative.

(f) The holders of more than 25% in aggregate principal amount of the outstanding Debentures by notice to the Investor Representative may waive any past or existing Event of Default and its consequences except a Default in the payment of the principal of or interest on this Convertible Debenture cannot be amended without the consent of the Holder. When an Event of Default is waived, it is deemed cured, and any Event of Default arising therefrom shall be deemed to have been cured, but no such waiver shall extend to any subsequent or other Event of Default or impair any consequent right.

(g) Subject to the rights of the Senior Lenders under Section 4, the holders of more than 25% in aggregate principal amount of the outstanding Debentures may direct the time, method and place of conducting any proceeding for any remedy available to the Investor Representative on behalf of the holders of the Debentures. However, the Investor Representative may refuse to follow any direction that conflicts with law or this Convertible Debenture or that the Investor Representative determines is unduly prejudicial to the rights of any other holder of Debentures (it being understood that the Investor Representative shall have no duty to make such determination) or that would involve the Investor Representative in personal liability; provided, however, that the Investor Representative may take any other action deemed proper by the Investor Representative that is not inconsistent with such direction. Prior to taking any action hereunder, the Investor Representative shall be entitled to reasonable indemnification from the holders of the Debentures satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

(h) Except to enforce the right to receive payment of principal or interest when due or to enforce the Holder’s put right in Section 6 or conversion right in Section 8 hereof, the Holder may not pursue any remedy with respect to this Convertible Debenture unless (i) such Holder has previously given the Investor Representative written notice that an Event of Default is continuing; (ii) holders of more than 25% in principal amount of the outstanding Debentures have requested in writing that the Investor Representative pursue the remedy; (iii) such holders have offered the Investor Representative security and indemnity satisfactory to it against any loss, liability or expense (with such security including the Investor Representative’s reasonable attorney fees or advancements thereof intended to cover services rendered or expected to be rendered by the Investor Representative); (iv) the Investor Representative has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and (v) the holders of a majority in principal amount of the outstanding Debentures have not given the Investor Representative a direction inconsistent with such request within such 60-day period. The Holder may not use this Convertible Debenture to prejudice the rights of another holder of the Debentures or to obtain a preference or priority over another holder of the Debentures (it being understood that the Investor Representative does not have an affirmative duty to ascertain whether or not such actions or forbearances are unduly prejudicial to any holder). Nothing in this Note shall be construed to restrict or limit the Holder’s right to, independently from the Investor Representative, to receive payment of principal or interest when due or to enforce the put right in Section 6 or conversion right in Section 8 hereof, except to the extent such right is limited by Section 4 hereto.

(i) The Investor Representative may file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Investor Representative and the holders of the Debentures allowed in any judicial proceedings relative to the Company, its creditors or its property and, unless prohibited by law or applicable regulations, may vote on behalf of the holders in any election of a trustee in bankruptcy or other person performing similar functions, and any custodian in any such judicial proceeding is hereby authorized by the Holder to make payments to the Investor Representative and, in the event that the Investor Representative shall consent to the making of such payments directly to the Holder, to pay to the Investor Representative any amount due it for the reasonable compensation, expenses, disbursements and advances of the Investor Representative, its agents and its counsel, and any other amounts due the Investor Representative under this Convertible Debenture.

(j) If the Investor Representative collects any money or property pursuant to this Section 5, it shall pay out the money or property in the following order, subject to applicable law:

FIRST: to the Senior Lenders payment in full of all Senior Secured Debt (as provided in Section 4);

SECOND: to the holders of the Debentures for amounts due and unpaid on the Debentures for principal and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Debentures for principal and interest, respectively; and

THIRD: to the Company.

(k) In any suit for the enforcement of any right or remedy under the Debentures or in any suit against the Investor Representative for any action taken or omitted by it as Investor Representative, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant.

6. “Put Right” by Holder.

(a) At any time after July 31, 2013 and until, and including, August 20, 2013 (the “Put Exercise Period”), the Holder shall have the right to cause the Company to repurchase all or a portion of this Convertible Debenture at 100% of the Principal Amount being repurchased plus a premium of 20% equal to such Principal Amount being repurchased. In order to exercise this right, the Holder must provide the Company with (a) a duly executed “Notice of Exercise of Put Right”, attached to this Debenture as Exhibit A, which shall be irrevocable and which shall indicate how much of the Principal Amount of this Convertible Debenture is to be repurchased by the Company, and (b) this Convertible Debenture (in its original form).

(b) Any partial repurchase must be for a minimum amount of at least $50,000 and for any additional increments of $10,000. In the event that the Holder elects to cause the Company to repurchase part of this Convertible Debenture, the Company will pay the amounts required to be paid under Section 6(c) and deliver a new Convertible Debenture (in the same form as this Convertible Debenture) to the Holder with an adjusted Principal Amount, which amount shall reflect the original Principal Amount reflected in this Convertible Debenture less the Principal Amount being repurchased.

(c) The Company will pay the amounts owed to the Holder under this Section 6 by check or wire transfer in immediately available funds within five (5) business days after the Company’s receipt of the Notice of Exercise of Put Right and the Holder’s surrender of this Convertible Debenture (in its original form). Interest will continue to accrue up to, but not including, the date on which the Principal Amount is repaid. In the event that the Holder is unable to exercise the put right set forth in this paragraph during the Put Exercise Period by reason of the provisions of Section 4 of this Convertible Debenture or otherwise because of the subordination of the Holder’s rights to other creditors of the Company, then the Put Exercise Period shall be extended by the number of days during which the Holder was unable to exercise the put right.

7. Optional Redemption by Company After July 31, 2013.

(a) At any time after July 31, 2013 until the Maturity Date, the Company has the right to redeem all, but not less than all, of the Debentures on 30 days prior written notice at 100% of the Principal Amount plus a premium of 50% of the Principal Amount being redeemed. In the event that the Company intends to redeem the Debentures, it will mail, or cause to be mailed, by first class mail, a notice of redemption to the Holder at the registered address of the Holder. The notice of redemption will state (a) the redemption date, (b) that this Convertible Debenture being called for redemption must be surrendered (in its original form) to the Company to collect the redemption price and (c) that, unless the Company defaults in making such redemption payments, interest on this Convertible Debenture will cease to accrue interest on and after the redemption date; provided, however, that prior to the redemption date, the Holder shall have the right to convert this Convertible Debenture in whole or in part in the manner permitted by Section 8(b) of this Convertible Debenture. Once the Company has issued the notice of redemption, subject to Section 9, this Convertible Debenture will become irrevocably due and payable on the redemption date at the redemption price unless converted pursuant to Section 8(b). A notice of redemption may not be conditional. If this Convertible Debenture is redeemed on or after an interest payment date but on or before the next interest payment date, the Company will also pay all accrued but unpaid interest up to, but not including, the redemption date.

(b) Except as provided in this Section 7, the Company shall not have the right to pre-pay any interest or Principal Amount under this Convertible Debenture without the written consent of the Holder.

(c) Any redemption made pursuant to this Section 7 shall be made with respect to all Debentures.

8. Conversion Rights by Holder.

(a) At any time on or before July 31, 2013, the Holder shall have a one-time right to convert all or any part of the principal amount of this Convertible Debentures into Conversion Units, as defined in the Amended and Restated Operating Agreement dated November 13, 2009 of the Company, as amended by that certain First Amendment dated                     , 2011 (as amended, the “Operating Agreement”).

(b) At any time, and from time to time, on or after August 1, 2013 and subject to the terms and conditions in this Section 8, the Holder shall have unlimited rights to convert all or any part of the Principal Amount into Conversion Units until such time as no Principal Amount is owed by the Company to the Holder.

(c) Any partial conversion must be for a minimum amount of at least $50,000 and for any additional increments of $10,000. In the event that the Holder elects to make a partial Conversion, the Company will record the Conversion Units to be received by the Holder on the Company’s books and records in accordance with the Operating Agreement and deliver a new Convertible Debenture (in the same form as this Convertible Debenture) to the Holder with an adjusted Principal Amount, which amount shall reflect the original Principal Amount reflected in this Convertible Debenture less the Principal Amount being converted.

(d) On the exercise of the right to convert under this Section 8, the number of Conversion Units which the Holder will receive will be equal to the amount of the Principal Amount being converted divided by $10,000 (the “Conversion Price”). If the Company subdivides the outstanding Units by a Unit Split, reclassification or otherwise into a greater or lesser number of Units, the Conversion Price shall be proportionately increased or decreased. The Company shall not be required to issue any fractional Conversion Units, and shall pay any fractional amounts to the Holder in cash. The Conversion Units have been duly authorized and, upon issuance, will be fully paid and nonassessable and will have the terms and conditions set forth in Operating Agreement. The Company agrees that its issuance of this Convertible Debenture shall constitute full authority to its officers who are charged with the duty of taking the necessary steps to cause the issuance of the Conversion Units.

(e) In order to exercise the conversion rights in this Section 8, the Holder must provide a written notice to the Company in the form attached to this Convertible Debenture as Exhibit B (the “Notice of Conversion”) and surrender this Convertible Debenture (in its original form) to the Company. By executing and delivering the Notice of Conversion to the Company, the Holder is also executing and delivering an Instrument of Joinder to the Operating Agreement. As a result, upon the issuance of the Conversion Units, the Holder will also become a party to, and bound by, the Operating Agreement as in effect on the date of the conversion.

Once a notice of conversion has been mailed, the conversion shall be irrevocable. Any conversion will become effective [on the first day of the first calendar month following the Company’s receipt of the Notice of Conversion and this Convertible Debenture (in its original form)].

(f) Interest on the Principal Amount being converted will accrue up to, but not including, the date on which the conversion is effective. The Company will pay such accrued but unpaid interest on the conversion amount in accordance with its regular schedule set forth in Section 2.

9. Limitations on Additional Debt from, or Other Transactions with, Rice Energy or other Affiliates; Financial Covenants.

(a) The Company will not, and will cause its subsidiaries not, incur any Indebtedness (as defined below) from Rice Energy Limited Partnership, a Delaware limited partnership (“Rice Energy”) or from any other Affiliate (as defined below) except for (a) any Indebtedness from Rice Energy or any Affiliate of the Company existing on or before the date of this Convertible Debenture or any refinancing, amendment or modification of any such pre-existing Indebtedness, (b) any Indebtedness expressly permitted under that certain Management Services Agreement between the Company and Rice Energy dated June 22, 2011 (the “Services Agreement”), without giving effect to any amendment thereto, or (c) any unsecured Indebtedness that is subordinated in all respect to the Debentures (“Fully Subordinated Rice Debt”). By way of clarification, the provisions in this Section 9 do not (i) restrict the Company or any of its subsidiaries or entities in which it owns an equity interest from incurring any Indebtedness from any person or entity other than Rice Energy or any Affiliate, (ii) restrict the Company or any of its subsidiaries or entities in which it owns an equity interest from incurring any Fully Subordinated Rice Debt, (iii) the entry into any joint venture with third parties who are not Affiliates pursuant to which the Company forms an entity, subsidiary or Affiliate and transfer any of its assets to, or purchase any assets from, or enters into any contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, such new entity. in connection with the formation or operation of such joint venture, or (iv) the formation of a royalty trust (for the benefit of the Company or subsidiary hereof and transfer any of its assets to, or purchase any assets from, or enter into any contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, such trust, including royalty interests in producing wells of the Company) and the subsequent offering and sale (either privately or publicly) of interests in such trust to non-Affiliates and taking any actions related to such transactions.

(b) The Company will not, in one or more transactions or series of transactions, transfer any of its assets to, or purchase any assets from, or enter into any contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate unless the terms thereof are no less favorable to the Company than those that could be obtained at the time of such transaction in arm’s length dealings with a person or entity that is not an Affiliate. In addition, the Company engages or will engage (directly, through its subsidiaries, trusts or any other entities in which it owns an interest pursuant to a joint venture, trust agreement or similar agreement) primarily in the business of exploring for and drilling natural gas wells in the Marcellus Shale formation in Pennsylvania, gathering and transporting natural gas from such gas wells to interconnect terminals owned by non-Affiliate third parties, and any business incidental to the foregoing (collectively, the “Business”), and the Company (x) will not transfer any assets related to the Business to Rice Energy or any Affiliate, and (y) will cause its Affiliates (other than subsidiaries) not to engage in the Business other than through the Company and its subsidiaries. The provisions in this Section 8(b) will not prohibit (i) transactions exclusively among the Company and any of its subsidiaries, (ii) transactions with Rice Energy pursuant to the terms of the Services Agreement (as in effect on the date of the original execution thereof and without giving effect to any amendment thereto), (iii) any agreement as in effect as of the date of this Convertible Debenture with any Affiliate to the extent disclosed in the Memorandum, or any amendment thereto or renewal or replacement thereof (so long as such amendment, renewal or replacement is not disadvantageous to the holders of the Debentures when taken as a whole as compared to the applicable agreement as in effect on the date of this Convertible Debenture), (iv) the entry into any joint ventures with non-Affiliate third parties pursuant to which the Company forms an entity, subsidiary or Affiliate and transfer any of its assets to, or purchase any assets from, or enters into any contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, such new entity, in connection with the formation or operation of such joint venture, or (v) the formation of a royalty trust for the benefit of the Company or any subsidiary thereof (and transfer any of its assets to, or purchase any assets from, or enter into any contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, such trust, including royalty interests in producing wells of the Company) and the subsequent offering and sale (either privately or publicly) of interests in such trust to third parties.

(c) For purposes of this Section 9, “Indebtedness” means, without duplication (A) all indebtedness for borrowed money, (B) all obligations issued, undertaken or assumed as the deferred purchase price of property or services, (C) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (D) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, (E) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (F) all monetary obligations under any leasing or similar arrangement which, in connection with generally accepted accounting principles, consistently applied for the periods covered thereby, is classified as a capital lease, (G) off-balance sheet liabilities retained in connection with asset securitization programs, synthetic leases, sale and leaseback transactions or other similar obligations arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the consolidated balance sheet of such Person and its subsidiaries, and (H) all indebtedness referred to in clauses (A) through (G) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any mortgage, lien, pledge, charge, security interest or other encumbrance upon or in any property or assets (including accounts and contract rights) owned by any person or entity, even though the person or entity which owns such assets or property has not assumed or become liable for the payment of such indebtedness, and (I) all contingent obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (A) through (H) above. “Affiliate” means any person or entity that controls, is controlled by or is under common control with the Company, and if such person is an individual, any member of the immediate family of such individual. For purposes of this definition, “control” means the power to direct the management and policies of such person or entity, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise. “Immediate family” shall mean any parent, child, grandchild, spouse, or sibling.

(d) The Company will maintain a Debt Coverage Ratio whereby Proved PV10/Applicable Net Debt > 1.0x.

Applicable Net Debt = (Outstanding Indebtedness on Debentures and on par and senior to the Debentures) - (unrestricted cash + marketable securities).

Through December 31 2012: Proved PV10 = (100% PV10 PD + 70% PV10 PUD)

Thereafter: Proved PV10 = (100% PV10 PD plus 50% PV10 PUD).

Commencing June 30, 2012, and semi-annually thereafter, as soon as available but in any event no later than April 1 and October 1 of each year, the Company shall deliver to the Investor Representative the Company’s Debt Coverage Ratio as of June 30 or December 31 of such year respectively, along with the following supporting documents:

1) A reserve report prepared by Wright & Company, Inc., or another independent petroleum engineer or firm of engineers, which report shall set forth, as of June 30 or December 31 of such year respectively, projections of future cash flows from hydrocarbons classified as Proved Developed reserves (“PD”) and Proved Undeveloped reserves (“PUD”) attributable to all of the oil & gas assets of the Company, including its share of reserves from the equity method. The commodity price deck for the reserve report shall be the NYMEX futures curve for each month for 36 months and held flat thereafter at the prices of the 36th month.

2) The Company’s balance sheet as of June 30 or December 31 of such year respectively.

If the debt coverage ratio is less than 1.0x and greater than 0.8x, the Company has three (3) months to cure its Applicable Net Debt to remain compliant with the provisions of this Section 9(d).

10. Notices. Any notice or communication from the Company or the Holder shall be duly given if in writing and delivered in person or by first class mail (registered or certified, return receipt requested), facsimile transmission or overnight air courier guaranteeing next day delivery, to the others’ address:

If to the Company

171 Hillpointe Drive

Suite 301

Canonsburg, Pennsylvania 15317

Telephone: (724) 746-6720

Facsimile: (724) 746-6725

Attention: Daniel J. Rice IV

Email: daniel.rice@riceenergy.com

If to the Holder:

[To be inserted]

If to the Investor Representative:

Bryan S. Mick, Esq.

MICK & ASSOCIATES, P.C., LLO

11422 Miracle Hills Drive, Suite 401

Omaha, Nebraska, 68154

Telephone: (402) 504-1710

Facsimile: (402) 504-3951

Email: bryan@mickandassociates.com

The Company, the Holder or the Investor Representative may designate additional or different addresses for subsequent notices or communications. All notices and communications to the Company will be deemed to have been duly given: at the time delivered by hand, if personally delivered; five (5) business days after being deposited in the mail, postage prepaid, if mailed; when receipt acknowledged, if transmitted by facsimile; and the next business day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery. Any notice or communication to a Holder will be mailed by first class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery to its address shown on the register kept by the Company.

If a notice or communication is mailed in the manner provided above within the time prescribed, it shall be considered duly given, whether or not the addressee receives it.

11. Restrictions on Transfer. This Convertible Debenture has not been registered under the Securities Act and was offered and sold in reliance on the exemptions available under the Securities Act for transactions not involving any public offering, including Section 4(2) of the Securities Act and/or Rule 506 of Regulation D promulgated thereunder, and comparable state securities laws. Accordingly, the Holder of this Convertible Debenture may not assign, sell, transfer or otherwise dispose of this Convertible Debenture without registration under the Securities Act or the availability of an exemption from registration under the Securities Act and applicable state securities laws. If the Holder wants to transfer this Convertible Debenture, the Holder will be required to notify the Company of the intent to transfer this Convertible Debenture by providing the Notice of Transfer in the form attached to this Convertible Debenture as Exhibit C, to surrender this Convertible Debenture (in its original form) to the Company, to execute documents that contain provisions similar to the Subscription Documents (including an agreement to be bound by the subordination provisions in Section 4) to the Company’s reasonable satisfaction, and to provide a legal opinion, in form and substance and from counsel satisfactory to the Company, that registration is not required. Upon the satisfaction of these conditions, the Company will issue a new Convertible Debenture for the same Principal Amount to the designated transferee.

12. Investor Representative; Amendments and Waivers to Debentures and Operating Agreement.

(a) Pursuant to the Subscription Documents by which the Holder purchased this Convertible Debenture, Mick & Associates, P.C. LLO has been irrevocably constituted and appointed as Investor Representative for the purpose of soliciting and coordinating any consents required under this Section 12.

(b) Until such time that no Debenture is outstanding, the consent of the holders of at least 75% in interest of the Convertible Debentures and Conversion Units collectively (based on the Conversion Price of the aggregate outstanding Conversion Units and the aggregate principal amount of the outstanding Debentures) shall be required for the Company to (a) issue membership interests in the Company to Rice Energy or any Affiliate other than the Additional Capital Units (as defined in the Operating Agreement or (b) amend any provision of the Operating Agreement if the amendment would: (i) change the conversion rights provided for in the Debentures or (ii) adversely affect in a material manner the specific rights, economic benefits or obligations of the holders of Conversion Units; provided that any issuance of Units (as defined in the Operating Agreement) in accordance with the terms of the Operating Agreement and under circumstances where any amendment to the Operating Agreement does not require the approval of any Members (as defined in the Operating Agreement) pursuant to second sentence of Section 12.1 of the Operating Agreement shall not be considered to adversely affect the rights, economic benefits or obligations of the holders of the Conversion Units. It is acknowledged that the above provisions shall require that if the Company subdivides the outstanding Units by a Unit Split, reclassification or otherwise into a greater or lesser number of Units, the number of outstanding Conversion Units shall be proportionately increased or decreased.

(c) Until such time that the Senior Secured Debt has been repaid in full, pursuant to the Subscription Documents, the Company is prohibited from modifying or amending this Convertible Debenture or any of the Debentures without the prior written consent of the Senior Secured Debt Representative (which consent shall not be unreasonably withheld if such modification or amendment: (i) would be made at a time when no Senior Secured Debt Unmatured Event of Default or Senior Secured Debt Event of Default has occurred and is continuing or would occur as the result of such modification or amendment, and (ii) would not adversely affect the position of Senior Lenders or Senior Secured Debt Representative with respect to either the subordination provisions of Section 4 or have a material adverse effect on the rights or interests of Senior Lenders or Senior Secured Debt Representative.) Subject to the foregoing sentence, until such time that no Debenture is outstanding, the consent of the holders of at least 75% of the aggregate principal amount of the Debentures shall be required for the Company to amend any material provision of the Debentures (including this Convertible Debenture) or to waive any past default or compliance with any provision of the Debentures. Notwithstanding the foregoing, the consent of the Holder of this Convertible Debenture is expressly required to effect any amendment or waiver to (i) reduce the Principal Amount or change the Maturity Date, (ii) alter the substantive provisions with respect to the Put Right, the redemption provisions or the conversion provisions of this Convertible Debenture in a manner materially adverse to the Holder, (iii) waive any payment due with respect to this Convertible Debenture, (iv) reduce the rate of or change the time for payment of interest on this Convertible

Debenture; (v) waive a default in the payment of the Principal Amount or interest on this Convertible Debenture; (vi) make this Convertible Debenture subordinated by its terms in right of payment to any other Indebtedness; or (vii) make any change in the amendment and waiver provisions of this Convertible Debenture.

(d) In the event that consents of the holders of the outstanding Debentures and Conversion Units are required under this Section 12, the Investor Representative will coordinate the solicitation of such consents and shall tabulate the results of such solicitation. Based on the results of the solicitation for consents, the Investor Representative shall then communicate whether or not the requisite approval has been obtained for the action by the Company requiring such consent solicitation. The Company shall be entitled to rely exclusively upon any consent given by the Investor Representative on behalf of the holders of outstanding Debentures and Conversion Units and shall not be liable for any action taken or not taken in good faith reliance on any consent given by the Investor Representative on behalf of such persons. In the event consent is solicited by the Investor Representative pursuant to this Section 12, approval by the holders of the outstanding Debentures and/or Conversion Units with respect to the particular form of any proposed amendment or waiver shall not be necessary. Rather, a proposed amendment or waiver shall be deemed approved if the substance of the proposed amendment or waiver is approved by the requisite number of persons holding outstanding Debenture and/or Conversion Units. After an amendment or waiver under this Section 12 becomes effective, the Company shall mail to the holders of any outstanding Debentures and/or Conversion Units a notice briefly describing such amendment or waiver. The failure to give such notice to all holders, or any defect therein, shall not impair or affect the validity of any amendment or waiver effected pursuant to procedures described in this Section 12. A consent to any amendment or waiver provided by the Holder pursuant to this Section 12 shall bind the Holder and any subsequent holder of this Convertible Debenture or any portion of this Convertible Debenture, even if notation of the consent or waiver is not expressly made on this Convertible Debenture.

13. Reports. So long as any Debentures are outstanding, the Company will furnish to the Holder the following information:

(a) within 120 calendar days after the end of each fiscal year, audited financial statements of the Company and its subsidiaries on a consolidated basis; and

(b) within 30 calendar days after the end of each fiscal quarter, a summary of any material or other significant developments of the Company and its subsidiaries and their business, any issuances of additional interests in the Company or any amendments to the Operating Agreement during the preceding quarter and an updated table of the capitalization of the Company as of the end of such previous quarter in a format substantially similar to the “Capitalization” section included in the Memorandum.

14. Compliance Certificate. So long as any Debentures are outstanding, the Company will furnish to the Investor Representative a quarterly compliance certificate within fifteen (15) calendar days after the end of each fiscal quarter personally signed by an executive officer of the Company (the “Compliance Certificate”) stating that no Event of Default has occurred.

15. Severability. The unenforceability or invalidity of any provision of this Convertible Debenture as to any person or circumstance shall not render that provision unenforceable or invalid as to any other provision or circumstance, and all provisions hereof, in all other respects, shall remain valid and enforceable.

16. Governing Law. This Convertible Debenture shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its conflicts of laws principles.

17. Presentment, Etc. The Company hereby expressly waives presentment, demand for payment, dishonor, notice of dishonor, protest, notice of protest and any other formality.

18. Payments. Whenever any payment of cash is to be made by the Company to Holder, such payment shall be made in lawful money of the United States of America by a check drawn on the account of the Company. Any checks for the payment of interest shall be sent by first class mail, and any checks for the payment of Principal Amount shall be sent via overnight courier service to Holder at the address provided for in Section 10 of this Convertible Debenture.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Company has caused this Convertible Debenture to be executed by its duly authorized officer as of the date first written above.

RICE DRILLING B LLC

By:
Name:
Title:

EXHIBIT A

NOTICE OF EXERCISE OF PUT RIGHT

Rice Drilling B LLC

171 Hillpointe Drive

Canonsburg, Pennsylvania 15317

Enclosed is the Convertible Debenture for the principal amount of $        (in its original form) from the Company to the undersigned.

The undersigned hereby elects to exercise the “put right” described in Section 5 of the Convertible Debenture from the Company to the undersigned pursuant to the terms of such Convertible Debenture. The “put right” is being exercised with respect to $        of Principal Amount.

Please check one of the following boxes and complete the related information:

☐         The Company is directed to repay all amounts due and payable under Section 5 of the Convertible Debenture to the registered holder of the Convertible Debenture by check to be sent to the Holder’s address below.

☐         The Company is directed to repay all amounts due and payable under Section 5 of the Convertible Debenture by wire transfer to the following account of the Registered Holder:

Bank name:

Name of Account:

ABA Number:

Account Number:

Date:

Your signature:

(Sign exactly as your name appears on the face of this Convertible Debenture

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Company).

A-1

EXHIBIT B

NOTICE OF CONVERSION

Rice Drilling B

LLC 171 Hillpointe Drive

Canonsburg, Pennsylvania 15317

Enclosed is the Convertible Debenture for the principal amount of $        (in its original form) from the Company to the undersigned.

Pursuant to this Notice of Conversion, the undersigned hereby elects to convert $        of Principal Amount outstanding under the attached Convertible Debenture pursuant to the terms of such Convertible Debenture.

The undersigned hereby agrees and consents by signing and delivering this Notice of Conversion and Instrument of Joinder to become a party to and be bound by all of the terms, conditions and obligations of that certain Amended and Restated Operating Agreement dated November     , 2010 of Rice Drilling B LLC, as amended by that certain First Amendment dated June     , 2011 (as amended, the “Operating Agreement”).

Date:

Your signature:

(Sign exactly as your name appears on the face of this Convertible Debenture

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Company).

B-1

EXHIBIT C

NOTICE OF TRANSFER

Rice Drilling B LLC

171 Hillpointe Drive

Canonsburg, Pennsylvania 15317

Enclosed is the Convertible Debenture for the principal amount of $        (in its original form) from the Company to the undersigned.

(I) or (we) assign this Convertible Debenture to:

(Insert legal name)

(Insert assignee’s social security number of tax ID number)

(Print or type assignee’s name, address and zip code)

The undersigned hereby submits all of the documents and opinions required under Section 11 to effect this transfer. The undersigned hereby irrevocably appoints the chief financial officer the Company (or any agent substituted for him) to transfer this Convertible Debenture on the books and records of the Company.

Date:                                                                                                                                                                                                                             :

Your signature:

(Sign exactly as your name appears on the face of this Convertible Debenture

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Company).

C-1